                                                                      EXHIBIT 11

                           Tommy Hilfiger Corporation
                  Computation of Net Income Per Ordinary Share
                    (in thousands, except per share amounts)



                                                      Six Months Ended September 30,            Three Months Ended September 30,
                                                    -------------------------------------   ----------------------------------------
                                                         2001                 2000                2001                2000
                                                    ----------------    -----------------   ------------------    ----------------
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding                          89,150               92,577               89,292              91,802
                                                    ================    =================   ==================    ================


Net income                                                 $ 56,888             $ 54,660             $ 47,875            $ 44,924
                                                    ================    =================   ==================    ================

Per share amount                                               0.64                 0.59                 0.54                0.49
                                                    ================    =================   ==================    ================

DILUTED

Weighted average shares outstanding                          89,150               92,577               89,292              91,802

Net effect of dilutive stock options based on the
treasury stock method using average market price                549                  104                  480                 180
                                                    ----------------    -----------------   ------------------    ----------------

Total                                                        89,699               92,681               89,772              91,982
                                                    ================    =================   ==================    ================

Net Income                                                 $ 56,888             $ 54,660             $ 47,875            $ 44,924
                                                    ================    =================   ==================    ================
Per share amount                                               0.63                 0.59                 0.53                0.49
                                                    ================    =================   ==================    ================